Exhibit 99.2

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SELLERS (AS DEFINED BELOW) THAT SUCH REGISTRATION IS NOT REQUIRED.

Put Option Agreement, dated as of October 16, 2007 (this “Agreement”), by and between Jerry Silva, an individual, Steven Silva, an individual, and Jerry Silva, as life tenant, and Steven Silva, as remainderman (collectively, and jointly and severally, the “Sellers”) and NSP Holdings, LLC, a Delaware limited liability company (together with any designated affiliate as provided in Section 12 below, the “Investor”).

Paramount Acquisition Corp., a Delaware corporation (“Paramount”), the Sellers, and the other stockholders of B.J.K. Inc. d/b/a Chem Rx (“Chem Rx”) are parties to a Stock Purchase Agreement, dated as of June 1, 2007 (as may be amended from time to time, the “Stock Purchase Agreement”), pursuant to which Paramount will acquire all of the issued and outstanding shares of capital stock of Chem Rx from the Sellers and the other stockholders of Chem Rx on the terms and subject to the conditions set forth therein (the “Transaction”). The consummation of the Transaction is subject to, among other things, (1) the approval of the proposal approving the Transaction (the “Transaction Proposal”) set forth in Paramount’s definitive proxy statement dated October 2, 2007 by the affirmative vote of a majority of the shares of Paramount’s common stock issued in its initial public offering (the “IPO”) voting on such proposal at the special meeting of the stockholders of Paramount (including any postponement or adjournment thereof, the “Special Meeting”); and (2) less than 20% of the shares of Paramount’s common stock issued in the IPO voting against the Transaction Proposal and electing a cash conversion of their shares.

The Investor intends to acquire shares of Paramount’s common stock, par value $.0001 per share (the “Common Stock”) in either open-market purchases or by means of individually negotiated transactions and the Sellers wish to enter into this Agreement to provide the Investor with the option to require the Sellers to purchase such shares of Common Stock from the Investor on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of $100.00 duly paid by or on behalf of Investor to the Sellers and in consideration of other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.  Definitions. For purposes of this Agreement, the following defined terms shall have the following meanings:

“Acquired Shares” means the number of shares of Common Stock that the Investor (i) acquires in either open-market purchases or by means of individually negotiated transactions on or following the time that is at least twenty-four hours after the filing by Paramount of a Current Report or Form 8-K disclosing this Agreement and prior to the time that the Special Meeting (or, if later, any adjournment or postponement thereof) is called to order; and (ii) beneficially owns as the close of business on the date of the Special Meeting. For the avoidance of doubt, (A) “Acquired Shares” shall not include any shares of Common Stock that were acquired by the Investor prior to the beginning of such period, and (B) any Acquired Shares that are subsequently Transferred by the Investor prior to the Exercise Date shall cease to be Acquired Shares. For purposes hereof, any Common Stock Transferred by the Investor shall be deemed to have been made out of non-Acquired Shares until all non-Acquired Shares have been Transferred, and then out of Acquired Shares.

“Affiliate” means, with respect to any Person, a Person who is an “affiliate” of such first Person within the meaning of Rule 405 under the Securities Act.

“Business Day” means any trading day on the exchange or quotation system on which the Common Stock is listed for trading or quotation other than any day on which such exchange or quotation system is scheduled to close prior to its regular weekday closing time.

“Commencement Date” means the first Business Day following the date that is 270 days from the closing date of the Transaction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” means the first anniversary of the closing date of the Transaction, or if such day is not a Business Day, the first Business Day following such day.

“Economic Hedge” means any hedging or similar transaction, including a short sale, designed to transfer the economic risk of some or all of an investment in the Common Stock away from the Investor.

“Lien” means any lien, pledge, claim, charge, mortgage, security interest or other encumbrance of any kind, whether arising by contract or by operation of law.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, charitable or not-for-profit institution or organization or other entity or any governmental entity.

“Put Price” means the aggregate amount payable by the Sellers pursuant to the exercise of the Put Option, calculated as the product of the Strike Price multiplied by the number of Put Shares, subject to adjustment as set forth in Section 2(e) hereof.

“Securities” means the Acquired Shares and the Put Option.

“Securities Act” means the Securities Act of 1933, as amended.

“Settlement Price” means the average per-share price at which the Investor sells the Put Shares subject to the optional cash settlement provisions pursuant to Section 4 hereof (if the Sellers have exercised such optional cash settlement).

“Strike Price” means a price per share equal to the lesser of (i) $6.00 and (ii) the aggregate purchase price paid by the Investor for the Acquired Shares (inclusive of all reasonable fees and documented brokers’ fees, commissions or similar transaction costs) divided by the total number of Acquired Shares.

“Transfer” shall have the meaning given to such term in Section 8(b) hereof.

2.  Put Option.

(a)  Grant of Put Option. Subject to the terms and conditions of this Agreement, the Sellers hereby jointly and severally grant to the Investor the right but not the obligation, at any time, and from time to time, during the Exercise Period (as defined below) (the “Put Option”) to require the Sellers to purchase from the Investor any or all of the Acquired Shares owned by the Investor on any applicable Exercise Date (the “Put Shares”) at a price per Put Share equal to the Strike Price; provided that the number of Put Shares shall not exceed 3,000,000.

(b)  Full Exercise; Time Of Exercise. The Put Option may be exercised, in whole or in part, for any or all of the Put Shares owned by the Investor on the Exercise Date. The Put Option may only be exercised on a Business Day from and including the Commencement Date through and including 4 p.m. New York time on the Expiration Date (such period, the “Exercise Period”).

(c)  Procedure for Exercise. Investor must give irrevocable notice (which shall be written notice given by overnight delivery service, facsimile or by personal delivery in accordance with Section 13(a) hereof) during the Exercise Period to Sellers of its exercise of the Put Option and the number of Put Shares. If notice is given after 4 p.m. New York time on any day other than the last day of the Exercise Period, then such notice shall be deemed given on the next Business Day during the Exercise Period. The date such notice is given, or deemed given, is referred to as an “Exercise Date.”

(d)  Conditions. This Agreement and the Put Option shall automatically terminate and become null and void if (i) the Investor does not utilize its reasonable best efforts to acquire at least 1,000,000Acquired Shares for a price not to exceed $6 per share on or prior to the close of business on the first Business Day prior to the Special Meeting, (ii) Paramount does not receive the requisite stockholder approval at the Special Meeting (or any adjournment thereof) to consummate the Transaction, (iii) Paramount does not consummate the Transaction, (iv) Investor does not fulfill in all material respects its obligations set forth in Section 8 below or (v) Investor breaches in any material respect the representations and warranties contained in Section 7 below.

(e)  Adjustment of Put and Strike Price. In the event of changes in the outstanding Common Stock of Paramount by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, mergers, recapitalizations or other similar events, the Put Price and the Strike Price shall be correspondingly adjusted to give the Investor, upon exercise of the Put Shares, the same aggregate payment as the Investor would have been entitled to had the Put Option been exercise immediately prior to such event. This Agreement need not be changed or amended because of any adjustment in the number, class, and kind of the Common Stock.

(f)  Other Purchase Option Agreements. If prior to the date of the Special Meeting, Sellers enter into with any other person a purchase option, put option or other agreement that is substantially similar to this Agreement, and that includes material economic terms that are more favorable to that person than those set forth in Section 2 hereof, Sellers shall within one business day after entering into such agreement disclose the terms of such agreement to Investor, and shall promptly deliver to Investor an executed amendment to this Agreement, reasonably satisfactory to Investor in form and substance, incorporating such material economic terms herein.

(g)  For the avoidance of doubt, and assuming by way of example only that the Strike Price is $5.75 and the Settlement Price is $4.75, the parties agree that (i) the maximum aggregate purchase price the Sellers could be required to pay for the purchase of all of the Put Shares at a Put Closing pursuant to Section 3 hereunder is $17,250,000 (i.e., $5.75 times the maximum number of Put Shares of 3,000,000); and (ii) the maximum aggregate payment the Sellers could be required to pay in the event the Sellers elect to pay the optional cash settlement pursuant to Section 4 hereunder is $3,000,000 (i.e., the excess of $5.75 over $4.75 (or $1.00) times the maximum number of Put Shares of 3,000,0000).

(h)  Anything to the contrary notwithstanding, if and to the extent the Sellers are in breach of their obligations to pay the purchase price under Section 3 hereof or (as applicable) the optional cash settlement payment under Section 4 hereof, the Investor shall be entitled to sell Acquired Shares in market transactions (or, if no trading market exists, in privately negotiated transactions) during such period of breach and the Sellers shall be required to pay to the Investor the amount, if any, by which the Strike Price exceeds the Settlement Price with respect to such shares. The Sellers shall not be entitled to any payment or credit in the event that the sale price exceeds the Strike Price.

3.  Settlement. The closing of the sale and purchase of the Put Shares following the exercise of the Put Option shall take place no later than the second Business Day following the Exercise Date (the “Put Closing”). At the closing of such transaction and upon payment of the Put Price, the Investor shall, subject to Section 4 hereof, (x) if Paramount’s transfer agent, if any, is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit the aggregate number of Put Shares to the Sellers’ or their designee’s balance accounts with DTC, if any, through its Deposit/Withdrawal at Custodian system or (y) if Paramount’s transfer agent is not participating in the DTC Fast Automated Securities Transfer Program or if the foregoing is not applicable, deliver to the Sellers or to one or more assignees or substitute purchasers designated by the Sellers, at the principal office of Paramount, certificates representing all the Put Shares free and clear of all Liens, which certificates shall have affixed thereto stock powers in the appropriate form for transfer. The Put Price for the Put Shares shall be payable by the Sellers (jointly and severally) to the Investor in cash in U.S. dollars by delivery to the Investor of the amount thereof by wire transfer of immediately available funds to an account or accounts, designated in writing by the Investor prior to the Put Closing.

4.  Optional Cash Settlement. Provided that the Common Stock is traded on the Nasdaq Capital Market, the Nasdaq Global Market, or any registered national stock exchange, then at the option of the Sellers (which option may be exercised by the Sellers by written notice to the Investor at any time prior to the Put Closing), in lieu of the Sellers paying the Put Price and accepting physical delivery of the Put Shares from the Investor, as contemplated in Section 3 hereof, at the Put Closing pursuant to Section 3 hereof, Sellers may in full satisfaction of their obligations under Section 3 hereof, pay to the Investor an amount in cash equal to the product of number of Put Shares multiplied by the greater of (i) the excess of the Strike Price over the Settlement Price and (ii) zero. If the Sellers exercise such option, the Investor may delay settlement for such period of time as may be necessary to sell the Put Shares and establish the Settlement Price.

5.  Representations and Covenants of Sellers. Sellers hereby jointly represent, warrant and covenant to the Investor, as follows:

(a)  Power; Due Authorization; Binding Agreement. Sellers have full legal capacity, power and authority to execute and deliver this Agreement, to perform their obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sellers and constitutes a valid and binding agreement of Sellers, enforceable against Sellers in accordance with its terms, except that enforceability may be subject to the effect of (a) any applicable bankruptcy, reorganization, receivership, conservatorship, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and to general principles of equity and (b) any laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in law or equity.

(b)  No Conflicts. The execution and delivery of this Agreement by Sellers does not, and the performance of the terms of this Agreement by Sellers will not, (a) require Sellers to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (other than the Securities and Exchange Commission (the “SEC”)), (b) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on Sellers or their properties and assets, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Sellers or by which any property or asset of Sellers is bound, or (d) violate any other agreement to which Sellers are a party, including, without limitation, any voting agreement, stockholders agreement, irrevocable proxy, voting trust, or the Stock Purchase Agreement.

(c)  Other Purchase Option Agreements. Contemporaneously with the execution of this Agreement, other investors are executing agreements identical to this Agreement (other than references to the amounts of investments to be made by the other investors and the corresponding put rights, and the names, addresses and contact information of the other investors.)

6.  Certain Additional Covenants of Sellers.

(a)  Security. As security for Sellers’ obligations to Investor under Sections 3 and 4 hereof, on or prior to the date of the closing of the Transaction, the Sellers shall establish, and, for so long as the Investor holds any Acquired Shares, the Sellers shall maintain, with JPMorgan Chase Bank, National Association or such other financial institution as is reasonably acceptable to the Investor, an escrow account funded with cash in an amount no less than the then-applicable Put Price (the “Escrow”). On or prior to the date hereof, Sellers have executed an irrevocable instruction directing Paramount to pay, out of the purchase price payable to the Sellers upon the consummation of the Transaction, $17,250,000 to such escrow account, or, if less, such amount as shall be equal to the product of $6.00 times the number of Acquired Shares. The Escrow shall be administered in accordance with an escrow agreement among the Investor, the Sellers and the Escrow Agent, substantially in the form of Exhibit A hereto. Notwithstanding the foregoing, the Sellers shall be entitled at any time prior to the Expiration Date to replace all or any portion of the funds held in the Escrow with a letter of credit, drawn on Bank of America, or such other financial institution as is reasonably acceptable to the Investor, with a face amount no less than the then-applicable Put Price and in form and substance reasonably satisfactory to the Investor.

(b)  Further Assurances. Subject to the terms and conditions set forth in this Agreement Sellers will use their best efforts, as promptly as is practicable, to take or cause to be taken all actions, and to do or cause to be done all other things, as are necessary, proper or advisable and consistent with the terms and conditions of this Agreement, to consummate and make effective the transactions contemplated by this Agreement and to refrain from taking any actions that are contrary to, inconsistent with or against, or would frustrate the essential purposes of, the transactions contemplated by this Agreement.

(c)  Disclosure. Sellers will advise Paramount of the material terms and conditions of this Agreement (and any similar agreements entered into with any other Person) within one business day after the execution of this Agreement such that Paramount can publicly disclose the terms hereof (if Paramount determines that such disclosure is appropriate) on one or more Current Reports on From 8-K; provided, however that Sellers shall request that the identity of Investor, its affiliates, and/or their principals, officers, directors, shareholders, agents, attorneys, consultants, and the like not be disclosed (unless Paramount determines that such disclosure is required).

7.  Representations and Warranties of Investor. Investor hereby represents and warrants to the Sellers as follows.

(a)  Organization, Good Standing And Qualification. Investor is duly organized and validly existing under the laws of the state or other jurisdiction of its organization. Investor has all requisite power and authority to execute and deliver this Agreement.

(b)  Ownership of Securities. As of the date of the Put Closing: (i) the Put Shares will be beneficially owned by the Investor and (ii) the Investor shall have voting power and dispositive power with respect to all of the Put Shares. On the date of the Put Closing, the Investor shall transfer valid title to all of the Put Shares to Sellers free from all Liens, and the Put Shares shall be freely transferable except for restrictions on transfer pursuant to state and/or federal securities laws.

(c)  Authorization; Binding Obligations; Governmental Consents. All actions on the part of Investor, its officers, directors and equity owners necessary for the authorization of this Agreement and the performance of all obligations of Investor hereunder have been taken prior to the date hereof. This Agreement is a valid and binding obligation of Investor, enforceable in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally; and (ii) general principles of equity that restrict the availability of equitable remedies. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Investor is required in connection with the consummation of the transactions contemplated by this Agreement (other than Form 3 and/or Form 4 filings or other SEC filings).

(d)  Investment Purpose. The Investor is acquiring the Put Option and will acquire the Acquired Shares for its own account and not with a view toward the public sale or distribution thereof and has no intention of selling or distributing any of such Securities or any arrangement or understanding with any other Person regarding the sale or distribution of such Securities except in accordance with the provisions of the terms of this Agreement. The Investor understands that the Put Option has not been and is not being registered under the Securities Act or any applicable state securities laws and may not be sold, pledged, transferred or otherwise disposed of except to Affiliates of the Investor as permitted hereby. The Investor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any Securities except in accordance with the provisions of this Agreement and pursuant to and in accordance with the Securities Act.

(e)  Accredited Investor. The Investor is an “accredited investor” as defined in Rule 501(a)(1), (2), (3), (7) or (8) promulgated under the Securities Act.

(f)  No Economic Hedges. Between Friday, October 12, 2007 and the date hereof, the Investor has not engaged, directly or indirectly, in any Economic Hedge with respect to the Common Stock.

8.  Conditions to exerciseability of the Put Option. Investor agrees that the following shall be conditions to its ability to exercise the Put Option granted hereunder:

(a)  At the Special Meeting or any meeting of the stockholders of Paramount, however called, or any postponement or adjournment thereof, or in connection with any solicitation of votes of the stockholders of Paramount by written consent, Investor shall have been present (in person or by proxy) and voted (or cause to be voted), or shall have executed a written consent in respect of, all of the shares of Common Stock owned by it as of the date of such meeting that were entitled to be voted by the Investor at such meeting or in connection with such solicitation in favor of (i) the approval or re-approval of the Transaction and the Stock Purchase Agreement, (ii) any other proposals where approval of such proposal was a condition to the consummation of the Transaction, and (iii) if recommended by the Board of Directors of Paramount, to amend Paramount’s certificate of incorporation to extend for a period of not more than 90 days the period of time in which Paramount is required to consummate a business combination beyond October 27, 2007, and against any action or agreement that would have prevented or materially delayed the consummation of the Transaction or any other transactions contemplated by this Agreement or the Stock Purchase Agreement, or that would have been contrary to or inconsistent with, or result in a breach by the Sellers of, or would have frustrated the essential purposes of this Agreement or the Stock Purchase Agreement. The Investor shall have used its reasonable best efforts, and the Sellers shall have requested that Paramount use its reasonable best efforts, to obtain due authorization from any Person from whom the Investor acquired the Acquired Shares (the “Record Date Seller”) for the Investor to vote such shares at the Special Meeting, or, in the alternative, shall have obtained a proxy card or other evidence from the Record Date Seller that the shares owned by the Record Date Seller have been voted in favor of the Transaction Proposal and the Stock Purchase Agreement and all other proposals submitted by Paramount for vote of its stockholders relating to the Transaction, and the Investor shall not have consented to the revocation or rescission of such authorization, proxies or votes by the Record Date Seller.

(b)  Prior to the date that is 45 days following the date of this Agreement, Investor shall not, directly or indirectly, have sold, transferred, pledged, assigned or otherwise disposed, including by means of an Economic Hedge (a “Transfer”), of any of the Acquired Shares; provided that neither a “Transfer” nor an Economic Hedge shall be deemed to include pledges of the Acquired Shares to its prime brokers to secure its obligations under prime brokerage agreements or rehypothecations of Acquired Shares permitted under the terms of such prime brokerage agreements or an investor substitution as described in Section 12 herein; provided that nothing shall prohibit the Investor’s prime broker from lending such pledged or rehypothecated Acquired Shares to third parties; and provided further that, anything to the contrary notwithstanding, no such pledges or rehypothecations shall encumber any of the Put Shares at the time of the Put Closing.

(c)  Between the date hereof and the Expiration Date, the Investor shall not have engaged, directly or indirectly, in any Economic Hedge with respect to the Acquired Shares.

9.  Certain Covenants of Investor.

(a)  The Investor agrees that any acquisition of Securities will be made in accordance with the provisions of this Agreement.

(b)  If requested by Sellers, the Investor will provide any information reasonably necessary to prepare and timely file a Schedule 13D disclosing this Agreement and any transaction effected hereunder and will provide signatures as needed to effect such a timely filing.

(c)  The Investor shall give the Sellers written notice (which may be by email) of any Transfers of Acquired Shares within five (5) Business Days of such Transfer.

(d)  Subject to the terms and conditions set forth in this Agreement, Investor will use its commercially reasonable efforts, as promptly as is practicable, to take or cause to be taken all actions, and to do or cause to be done all other things, as are necessary, proper or advisable and consistent with the terms and conditions of this Agreement, to consummate and make effective the transactions contemplated by this Agreement and to refrain from taking any actions that are contrary to, inconsistent with or against, or would frustrate the essential purposes of, the transactions contemplated by this Agreement.

10.  Amendments. This Agreement may be amended from time to time by a written instrument executed and delivered by the parties.

11.  Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the parties will have the right to injunctive relief, in addition to all of its rights and remedies at law or in equity, to enforce the provisions of this Agreement. Nothing contained in this Agreement will be construed to confer upon any person who is not a signatory hereto or any successor or permitted assign of a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.

12.  Investor Substitution. Investor shall have the right to substitute any of its Affiliates as a purchaser or holder of the Acquired Shares hereunder, by written notice to the Sellers, which notice shall be signed by both the Investor and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representation and warranties set forth in Section 7. Upon receipt of such notice, any reference to Investor in this Agreement (other than in this Section 12), shall be deemed to refer to such Affiliate in addition to or in lieu of the Investor (as applicable).

13.  General Provisions.

(a)  Notices. Except as otherwise provided herein, any offer, acceptance, notice or communication required or permitted to be given pursuant to this Agreement shall be deemed to have been duly and sufficiently given for all purposes by a party if given by the party, or an officer, trustee, or other personal or legal representative of such party, or by any other person authorized to act for such party, if in writing and delivered personally to the party or to an officer, trustee or other personal or legal representative of the party, or any other person authorized to act for such party to whom such notice shall be directed, or sent by overnight delivery service, or certified or registered mail, postage and registration prepaid, return receipt requested, or by facsimile to such party’s home or business address as reflected on the signature pages hereto or other address as such party may designate to each of the other parties hereto by a notice complying with the requirements of this Section 13(a). Any such notice shall be deemed to have been given on the date on which the same was delivered in the case of personal delivery, post-marked in the case of certified or registered mail or overnight delivery service, or dated in the case of a facsimile.

(b)  Assignments and Transfers. Other than as contemplated in Section 12, the parties hereto shall have no right to assign or transfer this Agreement or any of their respective rights hereunder (including, without limitation, the Put Option).

(c)  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, personal representative, estates, heirs and legatees of the parties hereto.

(d)  Miscellaneous. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without regard to principles of conflicts of laws. Delivery of an executed signature page by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

________________________________
Jerry Silva

________________________________
Steven Silva

JERRY SILVA, AS LIFE TENANT, AND
STEVEN SILVA, AS REMAINDERMAN

________________________________
Jerry Silva, as Life Tentant

________________________________
Steven Silva, as Remainderman

Address for Notices to the Sellers:

c/o Chem RX
750 Park Place
Long Beach, NY 11561
Facsimile: 516-889-8322

with a copy to:

Troutman Sanders LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attn: Richard Ackerman, Esq.
Facsimile: 212-704-6288

NSP HOLDINGS, LLC

By: ______________________________
Name: Andrew R. Jones
Title: Managing Member

Address for Notices:

274 Riverside Avenue
Westport, CT 06880
Facsimile: (203) 227-3838

[Signature Page to Put Option Agreement]